                                                                    EXHIBIT 4.16

                          LOAN CONSOLIDATION AGREEMENT

                                JAMES E.H. DARBY
                    CONSOLIDATED ENVIROWASTE INDUSTRIES INC.

                                TABLE OF CONTENTS

1.  INTERPRETATION..............................................................      1

   1.1    Governing Law.........................................................      1
   1.2    Severability..........................................................      2
   1.3    Headings and Marginal References......................................      2
   1.4    Currency..............................................................      2
   1.5    Number and Gender.....................................................      2
   1.6    Certain Defined Terms.................................................      2

2.  THE LOAN CONSOLIDATION......................................................      3

   2.1    Closing Date..........................................................      3
   2.2    Establishment of the Consolidated Loan................................      3
   2.3    Evidence of Indebtedness..............................................      4
   2.4    Interest..............................................................      4
   2.5    Repayment of the Consolidated Loan....................................      4
   2.6    Prepayment of the Consolidated Loan...................................      5
   2.7    Security..............................................................      5
   2.8    Priority..............................................................      6
   2.9    Registration of Security Interests....................................      6
   2.10   Bonus Shares..........................................................      6

3.  BORROWER'S REPRESENTATIONS AND WARRANTIES...................................      6

   3.1    Borrower's Representations and Warranties.............................      6

4.  LENDER'S REPRESENTATIONS AND WARRANTIES.....................................      7

   4.1    Lender's Representations and Warranties...............................      7

5.  SECURITIES ISSUES...........................................................      8


6.  COVENANTS OF THE BORROWER...................................................      9

   6.1    Borrower's Covenants..................................................      9
   6.2    Borrower to Pay Costs.................................................      9
   6.3    Consents..............................................................      9

7.  DEFAULT.....................................................................     10

   7.1    Events of Default.....................................................     10
   7.2    Payment Due on Default................................................     10

8.  GENERAL.....................................................................     10

   8.1    Waiver or Modification................................................     10
   8.2    Further Assurances....................................................     11
   8.3    Assignment Generally..................................................     11
   8.4    Assignment by Borrower................................................     11
   8.5    Notices...............................................................     11

   8.6    Regulatory Acceptance for Filing......................................     11
   8.7    Gender................................................................     11
   8.8    Amendments............................................................     12
   8.9    Parties in Interest...................................................     12
   8.10   Counterparts..........................................................     12
   8.11   Entire Agreement......................................................     12

SCHEDULE A - DEMAND PROMISSORY NOTE

                          LOAN CONSOLIDATION AGREEMENT

THIS AGREEMENT made effective as of the 1st day of October, 2003.

BETWEEN:

                JAMES E.H. DARBY, of 550 Lowry Lane, North Vancouver, British Columbia, V7G 1R3

                (the "LENDER")

AND:

                CONSOLIDATED ENVIROWASTE INDUSTRIES INC., a company incorporated under the laws of British Columbia, having its registered and records office at 3000 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3

                (the "BORROWER")

WHEREAS:

A. the Lender has outstanding amounts due to it from the Borrower, such amounts having been advanced between January 1999 and the date hereof, and as at September 30, 2003, total the aggregate principal amount of $2,160,680.98;

B. the Borrower has negotiated a new credit facility with the Royal Bank of Canada ("RBC");

C. as a condition of the new RBC credit facility RBC required the Lender to provide and the Lender did provide a postponement and assignment of claim in favour of RBC in respect of all of the Lender's loans to the Borrower;

D. as a condition of providing a postponement and assignment of claim in favour of RBC, the Lender required and the Borrower has agreed to a consolidation of his loans to the Borrower and the amendment of the terms governing the Lender's loans to the Borrower all on the terms and subject to the conditions set out in herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.      INTERPRETATION

1.1     GOVERNING LAW

This Agreement will in all respects be construed in accordance with and governed by the laws prevailing in British Columbia.

1.2     SEVERABILITY

If any one or more of the provisions contained in this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

1.3     HEADINGS AND MARGINAL REFERENCES

The division of the Agreement into articles, paragraphs, sub-paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.4     CURRENCY

Except as otherwise specifically stated, all sums of money to be paid or calculated pursuant to this Agreement will be paid or calculated in Canadian currency.

1.5     NUMBER AND GENDER

All references to any party to this Agreement will be read with such changes in number and gender as the context may require.

1.6     CERTAIN DEFINED TERMS

In this Agreement:

        (a) "AGREEMENT" means this agreement, including the schedules, exhibits and recitals hereto, as amended, supplemented or restated from time to time in writing;

        (b) "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in British Columbia;

        (c)     "CLOSING DATE" has the meaning given to it in Section 2.1;

        (d)     "CONSOLIDATED LOAN" has the meaning given to it in Section 2.2;

        (e)     "EFFECTIVE DATE" means October 1, 2003;

        (f)     "EXCHANGE" means the TSX Venture Exchange;

        (g)     "EXISTING LOANS" has the meaning given to it in Section 2.2;

        (h)     "NOTE" has the meaning given to it in Section 2.3;

        (i) "NOTICE" means any notice, approval, election, demand, direction, consent, designation, request, agreement, instrument, certificate or other communication required or permitted to be given or made under this Agreement;

        (j)     "OUTSTANDING ACCRUED INTEREST" has the meaning given to it in
                Section 2.4;

        (k) "PERMITTED ACTION" means any suit, action, or other proceeding in any way related to or arising out of this Agreement or the Lender's Security commenced in the courts of British Columbia and all courts having appellate jurisdiction over those courts, by any party to this Agreement against any other party to this Agreement; and

        (l) "PRIME RATE" means the annual rate of interest announced from time to time by the Royal Bank of Canada as its reference rate then in effect for determining interest rates on Canadian dollar commercial demand loans in Canada.

2.      THE LOAN CONSOLIDATION

2.1     CLOSING DATE

The closing deliveries for the loan consolidation transaction contemplated by this Agreement will take place on February 10, 2004 (the "CLOSING DATE").

2.2     ESTABLISHMENT OF THE CONSOLIDATED LOAN

The Lender advanced to the Borrower:

        (a)     $414,000 pursuant to a loan agreement dated January 4, 1999;

        (b) $86,000 pursuant to a letter agreement dated February 5, 1999 amending the above-noted January 4, 1999 loan agreement;

        (c) $200,000 pursuant to a letter agreement dated March 2, 1999 amending the above-noted January 4, 1999 loan agreement;

        (d) U.S. $400,000 (converted into CAD $584,880) pursuant to a loan agreement dated December 6, 1999 (as amended February 29, 2000); and

        (e) $703,562.50 (represented by three separate promissory notes as in the amounts of $363,562.50, $150,000 and $190,000) pursuant to a loan agreement dated February 29, 2000;

and, between February 29, 2000 and the date of this Agreement, the Lender received from the Borrower principal payments on the above-described loans totalling $183,572.33 and made an additional advances to the Borrower as follows:

        (f)     on March 25, 2002 in the amount of $84,685.53; and

        (g)     on March 25, 2003 in the amount of $271,125.28.

The total net principal amount of all of the loans owing by the Borrower to the Lender and described in this Section 2.2, as at September 30, 2003, is $2,160,680.98, and such amounts are collectively referred to in this Agreement as the "EXISTING LOANS".

On the Closing Date, with effective as and from the Effective Date, the full amount of the Existing Loans will be replaced by a single new loan in the principal amount of $2,160,680.98 owing by the Borrower to the Lender (the "CONSOLIDATED LOAN"), the Existing Loans and any and all agreements, obligations and promissory notes between the Lender and the Borrower governing the Existing Loans will terminate and be of no further force and effect, and the Consolidated Loan will be governed by the terms and conditions set forth in this Agreement.

2.3     EVIDENCE OF INDEBTEDNESS

In order to evidence the indebtedness of the Borrower to the Lender in respect of the Consolidated Loan, the Borrower will execute and deliver to the Lender on the Closing Date a promissory note in substantially the form attached as Schedule A hereto (the "NOTE"). Upon the delivery by the Borrower of the Note, the Lender will surrender the promissory notes representing the Existing Loans to the Borrower for cancellation.

2.4     INTEREST

The accrued and unpaid interest arising on account of the Existing Loans up to and including September 30, 2003 totals $45,133.08 (the "OUTSTANDING ACCRUED Interest"). The Outstanding Accrued Interest and all accrued and unpaid interest arising on account of the Existing Loans accruing after September 30, 2003, will remain payable to the Lender and be transferred to the interest account of the Consolidated Loan. Commencing on the date of the Note, interest on the outstanding principal amount of the Consolidated Loan will be calculated daily in arrears and compounded monthly, both before and after demand, default and judgment, and payable monthly from and after the date of the Note on the last day of each calendar month at a rate equal to the Prime Rate plus 3-1/2 percent, as well after as before maturity, with interest on overdue interest at that same rate. As at the Effective Date the Prime Rate is 4 -1/2 percent per annum.

2.5     REPAYMENT OF THE CONSOLIDATED LOAN

Subject to paragraph 2.6 and while any amount of the Consolidated Loan principal remains outstanding, the Borrower will:

        (a) make principal payments to the Lender equal to 10 percent of the annual pre-tax profits of the Borrower as shown on the Borrower's annual audited consolidated financial statements by February 28 of each year; and

        (b) repay the entire outstanding amount of the Consolidated Loan, together with any outstanding interest thereon, to the Lender on demand.

Notwithstanding that the Consolidated Loan and the interest thereon is repayable in accordance with Subsections (a) and (b), and may be prepaid at the option of the Borrower pursuant to Section 2.6, the Lender will not demand or accept any repayment of the Consolidated Loan, and the Borrower will not be obligated to make any repayment of the Consolidated Loan, at any time at which the Borrower is, at the time of, or will be, as an immediate result of, such repayment, in breach of its debt to tangible net worth covenant with the Borrower's principal banker, as selected by its board of directors, from time to time. As at the date of this Agreement, the Borrower's principal banker is RBC.

2.6     PREPAYMENT OF THE CONSOLIDATED LOAN

The Borrower may prepay the Consolidated Loan in whole or in part, together with any outstanding interest thereon, to the Lender at any time without notice or penalty.

2.7     SECURITY

As security for the repayment principal and interest of the Consolidated Loan and in place of the existing security granted by the Borrower to the Lender for the Existing Loans, the Borrower will:

        (a) cause its wholly-owned subsidiary, The Answer Garden Products Ltd. ("ANSWER GARDEN"), to provide to the Lender a guarantee and postponement of claim and, in support thereof, to issue a registrable form of general security agreement granting a security interest in all presently held and after acquired personal property of Answer Garden and a mortgage charging Answer Garden's interest in the property on which the Borrower's Matsqui, British Columbia (Abbotsford) Plant is situated and any adjacent property owned by Answer Garden;

        (b) cause its wholly-owned subsidiary, Envirowaste International Inc. ("EII"), a Delaware corporation, to provide to the Lender a guarantee and postponement of claim and, in support thereof, to issue a registrable form of general security agreement granting a security interest in all presently held and after acquired personal property of EII;

        (c) cause Consolidated Resource Recovery Inc. ("CRRI FLORIDA"), a Delaware corporation wholly owned by the Borrower through its wholly-owned subsidiary, EII, to provide to the Lender a guarantee and postponement of claim and, in support thereof, to issue a registrable form of general security agreement granting a security interest in all presently held and after acquired personal property of CRRI Florida, and registered second mortgages over all real property owned by CRRI Florida, being the property known as the "Whitfield Property, the property known as the "Hampton Court" property, and, if such property is subsequently purchased by the CRRI Florida, the property presently leased by CRRI Florida and known as the "Pinellas Park" property;

        (d) cause Consolidated Resource Recovery Inc. ("CRRI GEORGIA"), a Georgia corporation wholly owned by the Borrower through its wholly-owned subsidiary, EII, to provide to the Lender a guarantee and postponement of claim and, in support thereof, to issue a registrable form of general security agreement granting a security interest in all presently held and after acquired personal property of CRRI Georgia;

        (e) provide to the Lender a general security agreement granting a security interest in all presently held and after acquired personal property of the Borrower;

        (f) enter into and, if requested by the Lender, cause each of its above-described subsidiaries to enter into a pari passu agreement pursuant to which each of the Lender and certain other creditors of the Borrower, namely Douglas Halward and Adam Oates, will agree to share pro rata in any realization on their loan security pledged by the Borrower and its subsidiaries.

(the "LENDER'S SECURITY").

2.8     PRIORITY

The Lender's Security will be subordinated to all security granted by the Borrower, EII, Answer Garden, CRRI Florida and CRRI Georgia over its presently held and after acquired property before the date hereof, and to any security granted by any of the Borrower, EII, Answer Garden, CRRI Florida and CRRI Georgia after the date hereof to secure any additional bank financing required by such corporations in the ordinary course of their business as determined by the Borrower's board of directors. At the request of the Borrower, at any time and from time to time, the Lender will execute and deliver to the Borrower, EII, Answer Garden, CRRI Florida and CRRI Georgia, any and all documents required to assure such priority and postpone the Consolidated Loan to the banking institutions selected to provide such additional financing.

2.9     REGISTRATION OF SECURITY INTERESTS

The Lender may, in his sole and absolute discretion, register evidence of the Lender's Security in the British Columbia Personal Property Security Registry, the British Columbia Land Title Registry and any and all similar registries in the United States and Canada where the Borrower or any of its subsidiaries are incorporated or carry on business, and the Borrower will reimburse the Lender for any and all reasonably incurred out-of-pocket expenses in connection with making such registrations.

2.10    BONUS SHARES

Upon the execution and delivery of this Agreement by the Lender, the Borrower will issue to the Lender, as a creditor bonus, 100,000 fully-paid and non-assessable Common shares of the Borrower at a deemed issue price of $0.75 per share (the "BONUS SHARES").

3.      BORROWER'S REPRESENTATIONS AND WARRANTIES

3.1     BORROWER'S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

        (a) each of the Borrower, Answer Garden, EII, CRRI Florida and CRRI Georgia, is a corporation duly incorporated, validly existing and in good standing in its jurisdiction of incorporation;

        (b) all necessary proceedings required to be taken by the Borrower and its subsidiaries to authorize the execution and delivery of this Agreement and to carry out all of the Borrower's obligations contemplated herein have been validly and effectively taken;

        (c) this Agreement has been duly authorized, executed and delivered by the Borrower and constitutes legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms;

        (d) the execution and delivery by the Borrower of this Agreement and the performance of the transactions contemplated hereby do not and will not result in a breach of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach of, and do not and will not conflict with, any of the terms, conditions or provisions of the constating documents of the Borrower or any of its subsidiaries or any of the resolutions of its shareholders or directors or any agreement to which the Borrower is a party, or by which it is contractually bound or any statute or regulation having the force of law binding upon the Borrower;

        (e) the Borrower is a reporting issuer under the British Columbia Securities Act (the "SECURITIES ACT") and is not in default of any requirement of the Securities Act and Rules thereto;

        (f) the Borrower's Common shares are listed and posted for trading on the Exchange;

        (g) no order ceasing or suspending trading in securities of the Borrower, nor prohibiting the sale of such securities has been issued to the Borrower or its directors, officers or promoters or to any reporting companies that have common directors, officers or promoters and no proceedings for such purposes are pending or threatened; and

        (h) no Default (as defined below) or event which with the giving of notice or the lapse of time would become a Default has occurred or is continuing.

4.      LENDER'S REPRESENTATIONS AND WARRANTIES

4.1     LENDER'S REPRESENTATIONS AND WARRANTIES

The Lender represents and warrants to the Borrower that:

        (a) he is director and senior officer of the Borrower and as such is intimately aware of the business and affairs of the Borrower and its subsidiaries; and

        (b) he is aware that the Borrower will distribute securities under this Agreement, namely the Note and the Bonus Shares, in reliance on exemption from the registration and prospectus requirements of the Securities Act and confirms that this Agreement is not being entered into as a result of any information about the business and affairs of the Borrower that has not been generally disclosed to the public save knowledge of this particular transaction.

5.      SECURITIES ISSUES

The Lender hereby acknowledges and agrees that:

        (a) no prospectus has been filed by the Borrower with any of the securities regulatory authorities of the of Canada or the United States in connection with the issuance of the Note or the Bonus Shares, no securities commission or similar regulatory authority has reviewed or passed on the merits of the Note or the Bonus Shares, and there is no government or other insurance covering the Note or the Bonus Shares;

        (b) the Borrower is distributing the Note and the Bonus Shares in reliance on exemptions from the prospectus and registration requirements of the Securities Act and, as a result, the Lender is acquiring the Note and the Bonus Shares pursuant to such exemptions;

        (c) certain protections rights and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the Lender;

        (d) the Lender will notify the Borrower immediately of any change in any representation, warranty or other information relating to the Lender set forth herein which takes place prior to the Closing Date;

        (e) the securities issued by the Borrower to the Lender pursuant to this Agreement will be subject to a four month hold period running from the date of distribution, which hold period will restrict the Lender's ability to resell or otherwise transfer such securities, and the certificates or other documents representing such securities may bear legends describing such hold period;

        (f) the Lender has been advised to consult its own legal advisers with respect to the resale restrictions applicable to any securities the Lender may acquire pursuant to this Agreement, and that the Lender is solely responsible for complying with such restrictions (and the Borrower is not, in any manner, responsible for ensuring compliance by the Lender with such restrictions);

        (g) Bull, Housser & Tupper has acted as legal counsel to the Borrower in connection with this Agreement and has not acted for the Lender, and the Lender is, in no way, relying on any advice sought from or given by Bull, Housser & Tupper in connection with this Agreement; and

        (h) the Lender is responsible for obtaining such legal advice as the Lender considers appropriate in connection with the execution, delivery and performance by the Lender of this Agreement and the transactions contemplated hereby.

6.      COVENANTS OF THE BORROWER

6.1     BORROWER'S COVENANTS

The Borrower covenants and agrees with the Lender that at all times during the currency of this Agreement it will:

        (a) take all reasonable steps to remain in good standing under the Securities Act;

        (b) pay the principal sum of the Consolidated Loan, interest and all other monies required to be paid to the Lender pursuant to this Agreement in the manner set forth herein;

        (c) observe and perform each of its covenants and agreements set forth in this Agreement and the Note;

        (d) cause Answer Garden, EII, CRRI Florida and CRRI Georgia to observe and perform each of its covenants and agreements set forth in the Lender's Security;

        (e)     provide the Lender with immediate notice of any Default;

        (f) keep current the payment of any and all other amounts due from the Borrower to the Lender, including the reimbursement of valid expense claims, and the payment of salaries and bonuses; and

        (g) do or cause Answer Garden, EII, CRRI Florida and CRRI Georgia to do all things necessary to obtain and maintain the Lender's Security in good standing and make payment of all fees and charges in respect thereof.

6.2     BORROWER TO PAY COSTS

The Borrower will assume and pay all costs, charges and expenses, including reasonable legal fees and expenses, which may be incurred by the Lender in respect of this Agreement or the Lender's Security in any proceedings taken or things done by the Lender or on his behalf in connection therewith to collect, protect, realize or enforce the Lender's Security.

6.3     CONSENTS

The Borrower will use its best efforts to obtain any required:

        (a) consents of the Royal Bank of Canada in connection with the Borrower's existing credit agreements with the Royal Bank of Canada;

        (b)     acceptance for filing of this Agreement with the Exchange; and

        (c) any other third-party consents to this Agreement and the transactions contemplated hereunder.

7.      DEFAULT

7.1     EVENTS OF DEFAULT

It is a Default if:

        (a) the Borrower defaults in any payment when the same is due under this Agreement;

        (b) the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia commits any default under any of the Lender's Security;

        (c) the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia becomes insolvent or makes a general assignment for the benefit of its creditors, or if an order is made for the winding-up of the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia, or if the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia is declared bankrupt or if a custodian or receiver is appointed for the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia under any bankruptcy legislation, or if a compromise or arrangement is proposed by the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for the Borrower, EII, Answer Garden, CRRI Florida or CRRI Georgia; or

        (d) the Borrower defaults in observing or performing any other covenant or agreement of this Agreement on its part to be observed or performed and such default has continued for a period of seven days after notice in writing has been given by the Lender to the Borrower specifying such default.

7.2     PAYMENT DUE ON DEFAULT

In the event of a Default, unless it is waived in writing by the Lender, the principal balance of the Consolidated Loan, costs and any other money owing to the Lender under this Agreement will immediately become payable by the Borrower.

8.      GENERAL

8.1     WAIVER OR MODIFICATION

No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

        (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

        (b) be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

        (c)     constitute a general waiver under this Agreement; or

        (d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

8.2     FURTHER ASSURANCES

The parties hereto will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

8.3     ASSIGNMENT GENERALLY

No party, including the Borrower, may assign its interest herein or any part thereof except in accordance with the rules and policies of the Exchange, and in compliance with laws applicable to the Parties in respect of this Agreement and the proposed assignment.

8.4     ASSIGNMENT BY BORROWER

The Borrower may not assign its interest herein or any part thereof except with the prior written consent of the Lender.

8.5     NOTICES

Any notice, demand or other document required or permitted to be given hereunder will be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telecopied to or delivered at the address of the intended recipient set forth on the first page hereof or at such other address as the intended recipient may from time to time direct in writing, and any such notice, demand or document will be deemed to have been received, if mailed, on the third day following the day on which it was mailed and, if delivered or telecopied, upon the date of delivery or receipt of telecopy transmission. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by mail will not be deemed to be received until actually received, and the party sending the notice will telecopy or deliver such notice in order to ensure prompt receipt thereof.

8.6     REGULATORY ACCEPTANCE FOR FILING

It is acknowledged and agreed between the parties that the Consolidated Loan and the Lender's Security to be granted hereunder may be subject to acceptance for filing by the Exchange. If such acceptance is required but is not obtained within 90 days of the date of this Agreement, unless the parties agree otherwise, this Agreement will automatically be terminated and of no further force or effect.

8.7     GENDER

In this Agreement, words importing the masculine gender include the feminine gender.

8.8     AMENDMENTS

No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

8.9     PARTIES IN INTEREST

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns.

8.10    COUNTERPARTS

This Agreement may be executed in counterparts with the same effect as if all parties had signed the same document and all such counterparts will be construed together and will constitute one and the same instrument.

[Section 8.11 follows on page 12.]

8.11    ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the 10th day of February, 2004 with effective as of the 1st day of October, 2003.

SIGNED, SEALED AND DELIVERED by         )
JAMES E.H. DARBY in the presence of:    )
                                        )
                                        )
Mary Lee Tyson                          ) "James Darby"                   (seal)
---------------------------------------    ------------------------------
Name                                    )  JAMES E.H. DARBY
4226 Luzon Way                          )
---------------------------------------
Address                                 )
Sarasota FL 34241                       )
---------------------------------------
                                        )
Acctg. Mgr.                             )
---------------------------------------
Occupation                              )
                                        )

THE CORPORATE SEAL of                   )
CONSOLIDATED ENVIROWASTE                )
INDUSTRIES INC. was hereunto affixed    )
in the presence of:                     )
                                        )
"Doug Halward"                          )
--------------------------------------- ) C/S
Authorized Signatory                    )

                       SCHEDULE A - DEMAND PROMISSORY NOTE

                                                                 October 1, 2003

                                                                CDN$2,160,680.98

FOR VALUE RECEIVED CONSOLIDATED ENVIROWASTE INDUSTRIES INC. (the "UNDERSIGNED") HEREBY PROMISES TO PAY ON DEMAND to JAMES E.H. DARBY (the "LENDER") or to his order at 550 Lowry Lane, North Vancouver, British Columbia, V7G 1R3, the sum of:

            TWO MILLION ONE HUNDRED SIXTY THOUSAND SIX HUNDRED EIGHTY CANADIAN DOLLARS AND NINETY EIGHT CENTS (CDN$2,160.680.98)

(hereinafter called the "PRINCIPAL") with interest thereon calculated daily in arrears and compounded monthly, both before and after demand, default and judgment, and payable monthly from and after the date of this note on the last day of each calendar month at a rate equal to the Prime Rate plus 3-1/2 percent, as well after as before maturity, with interest on overdue interest at that same rate.

"Prime Rate" means the annual rate of interest announced from time to time by the Royal Bank of Canada as its reference rate then in effect for determining interest rates on Canadian dollar commercial demand loans in Canada. At the date of this note the Prime Rate is 4 -1/2 percent per annum.

This note is subject to the terms and conditions of the Loan Consolidation Agreement made effective October 1, 2003 between the Lender and the Undersigned.

Executed by the Undersigned at the City of Abbotsford, in the Province of British Columbia, the day and year first above written.

CONSOLIDATED ENVIROWASTE INDUSTRIES INC.

Per: _____________________________                      C/S
     Authorized Signatory